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                                                                    EXHIBIT 23.5


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 5, 1998 (except Note 10 as to which the date is July 16, 1998) with respect to the financial statements of ComTel UK Finance B.V., and of our report dated June 5, 1998 (except Note 9 as to which the date is July 16, 1998) with respect to the combined financial statements of Telecential Communications (Canada) Limited and Telecential Communications (UK) Limited, incorporated in the Registration Statement on Form S-4 on to be filed by NTL Communications Corp. relating to an offering to exchange an aggregate principal amount of up to E250,000,000 of new 9 1/4% Series B senior notes due 2006 for a like amount of old 9 1/4% senior notes due 2006; an aggregate principal amount of up to E350,000,000 of new 9 7/8% series B senior notes due 2009 for a like amount of old 9 7/8% senior notes due 2009; and an aggregate principal amount of up to E210,000,000 at maturity of new 11 1/2% series B senior deferred coupon notes due 2009 for a like amount of old 11 1/2% senior deferred coupon notes due 2009.

/s/ Deloitte & Touche
------------------------
Deloitte & Touche
Chartered Accountants
Bracknell, England
January 24, 2000